EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) between GEOVIC MINING CORP. (“Company”) and Michael T. Mason (“Executive”) is effective as of May 29, 2012 and remains in effect through the Term of this Agreement (as hereinafter defined). The Company and Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a publicly-listed mining company incorporated in Delaware and headquartered in Colorado, whose shares are publicly traded on the Toronto Stock Exchange (TSX) and the Over the Counter Bulletin Board (OTCBB);
B.	The Company through various subsidiary entities is involved in all aspects of the international mining industry and, in particular, is assisting its wholly-owned subsidiary, Geovic, Ltd., a private corporation incorporated in the Cayman Islands, and its majority-owned subsidiary, Geovic Cameroon PLC (“GeoCam”), a private corporation incorporated in Cameroon to develop a cobalt-nickel-manganese mining project (“Project”) in the Republic of Cameroon;
C.	In addition, the Company, through its wholly-owned subsidiaries Geovic Energy Corp. and Geovic Mineral Sands Corp., engages in exploration and development activities in the United States, New Caledonia and elsewhere;
D.	The Company has no full time employees, as all its officers are employees of Geovic, Ltd. which also is the employer of all other persons involved in the Company’s business; and
E.	The Company desires to employ Executive as the Chief Executive Officer of the Company and of Geovic Ltd. and as a full-time employee of Geovic Ltd., and Executive desires to be employed in such capacities, all pursuant to the terms and conditions set forth in this Agreement.

NOW THEREFORE, IT IS HEREBY AGREED as follows:

1.                  Appointment, Duties and Term of Employment.

1.1              Job Description. Geovic, Ltd., the Company’s 100%-owned operating subsidiary, agrees to employ Executive as Chief Executive Officer (CEO) of Geovic, Ltd. Executive is expected to perform his duties and provide the services (“Services”) to the Company and Geovic Ltd. as more specifically outlined in Schedule I.

1.2              Appointment as Officer. Upon approval of this Agreement by the Board of Directors of the Company (“Board”), Executive shall be appointed as Chief Executive Officer (CEO) of the Company and Geovic Ltd. and shall become an employee of Geovic Ltd. In addition, Executive shall perform all such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Board.

1.3              Term. Executive shall be engaged by the Company in all such capacities for an employment term (“Term”) beginning 23 April, 2012 and continuing thereafter for annual periods subject to sixty (60) days written notice of termination by either party and subject to all the covenants and conditions hereinafter set forth.

1.4              Executive shall report primarily to the Board and to the Chairman of the Board on certain special matters. Executive shall keep the Board well informed regarding the Company’s development and operating activities and other Company matters and shall promptly respond to any reasonable requests by the Board in this regard.

1.5              Executive shall not be engaged in other activity which would prevent the performance of the obligations hereunder. Any other activities shall be performed by Executive only in a manner and time which assures that Executive is able to timely and fully perform all duties and obligations to the Company under this Agreement.

1.6              Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s Code of Business Conduct and Ethics.

1.7              Executive shall be an officer of the Company and an employee of Geovic Ltd. with the authority, autonomy and responsibility customary for a CEO. Executive may perform as an outside director on the boards or member of the advisory boards of up to three other companies. Such activities shall conform to the Company’s priorities during the Term of this Agreement. Executive also agrees to serve, if requested by the Board, as an officer and/or director of any subsidiary or affiliate of the Company.

2.                  Consideration and Expenses.

2.1              During the Term of this Agreement, in consideration of Executive’s Services hereunder, including, without limitation, service as an officer or director of any subsidiary or affiliate of the Company and as a full-time employee of Geovic Ltd., the Company shall pay Executive according to the attached Schedule II, payable monthly in arrears on the last working day of each month or more frequently in accordance with the Company’s pay practices. All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

2.2              The Company or Geovic Ltd. shall pay or reimburse to Executive for:

2.2.1        All costs reasonably and properly expended by him on behalf of the Company for performance of Services, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.2.2        During the Term of this Agreement, Executive shall be entitled to participate in employee benefit plans or programs, if any, to the extent that Executive is eligible to participate in such plans or programs;

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2.2.3        During the Term of this Agreement, Executive shall be entitled to participate in the Company’s Second Amended and Restated Stock Option Plan, the 2010 Stock Award Plan and the Company’s annual bonus program for Executives or any other incentive plan(s) in effect from time to time, subject to recommendations of the Compensation Committee and approval by the Board;

2.2.4        Executive shall be entitled to reimbursement of Executive’s medical insurance expense in an amount not to exceed $1,000 per month;

2.2.5        Expense reimbursement for Executive’s personal vehicle use shall be at the prevailing IRS mileage rate and shall exclude the mileage associated with business commuting; and

2.2.6        Executive shall be reimbursed for costs reasonably and properly expended by him when representing the Company at relevant meetings provided that proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures.

2.2.7        Such payments or reimbursements shall be made within seven (7) days of a request for reimbursement by Executive together with provision by Executive of such additional evidence and information as the Company or Geovic Ltd. shall reasonably require.

2.3              Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term of this Agreement, subject to the dates being previously approved by the Board. The Executive shall also be entitled to take paid holidays in accordance with standard Company or Geovic Ltd. policy.

2.4              Executive shall accrue one (1) day of sick leave time per pay period, up to a maximum of twenty (20) days, to be used only in connection with illness or medical conditions which interfere with providing Services.

3.                  Termination.

3.1              Either Party may terminate this Agreement and Executive’s employment with the Company by providing written notice to the other Party at least sixty (60) days prior to the termination date.

3.2              The Company may immediately terminate this Agreement and Executive’s employment with Geovic Ltd. without obligation to Executive by providing written notice to Executive at any time upon the occurrence of any one or more of the following events:

3.2.1        Executive’s breach of any material obligation owed the Company or Geovic Ltd. in this Agreement;

3.2.2        Executive’s gross neglect of duties to be performed under this Agreement;

3.2.3        Executive’s intentional failure or refusal to follow the reasonable and lawful directions given by the Board;

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3.2.4        Executive’s dishonest conduct or conduct that has damaged or will likely damage the reputation of the Company, Geovic, Ltd., or any of the Company’s affiliates or subsidiaries or conduct which is clearly contrary to the Company’s Code of Business Conduct and Ethics;

3.2.5        Executive being convicted of a felony;

3.2.6        Executive engaging in any act of moral turpitude that has damaged or will likely damage the reputation of the Company, Geovic, Ltd., or any of the Company’s affiliates or subsidiaries;

3.2.7        The death of Executive; or

3.2.8        Executive becoming permanently disabled for a period of six (6) consecutive months that would prevent Executive from performing the duties of his employment.

3.3              Anything contained in Section 3.2 to the contrary notwithstanding, the Company shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.2.1, 3.2.2 or 3.2.3 unless the Company shall have first given the Executive twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Executive shall have failed to cure such grounds for termination within the twenty-one (21) day period.

3.4              Upon Executive’s disability under Section 3.2.8, Executive would be entitled to receive an amount or amounts received by the Company under disability insurance on Executive, held by the Company for the remaining term of this Agreement but not less than 6 months, based on Executive’s annual salary of $275,000, in lieu of any other payment or right to payment from the Company or Geovic Ltd. If Executive’s salary increases in future years, it is not expected that the amount of disability insurance will increase.

3.5              Executive may terminate this Agreement and Executive’s employment by Geovic, Ltd. by providing written notice to the Company at any time upon the occurrence of any one or more of the following events:

3.5.1        The Company’s or Geovic Ltd.’s breach of any material obligation owed Executive in this Agreement;

3.5.2        The Company or Geovic Ltd. requiring Executive to perform illegal activities;

3.5.3        Bankruptcy of the Company; or

3.5.4        Inability of Executive to substantially perform his essential duties under this Agreement because of a disability.

3.6              Anything contained in Section 3.5 to the contrary notwithstanding, Executive shall not terminate this Agreement and Executive’s employment with the Company pursuant to Section 3.5.1 or 3.5.2 unless Executive shall have first given the Company twenty-one (21) days’ prior written notice of such termination, which sets forth the grounds of such termination, and the Company shall have failed to cure such grounds for termination within the twenty-one (21) day period.

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4.                  Severance.

4.1              Upon this Agreement and Executive’s employment being terminated by the Company or Geovic Ltd. pursuant to Section 3.1 (termination without cause) or Section 3.2.8 (disability) or by Executive pursuant to Section 3.5.1, 3.5.2, or 3.5.4, the Company or Geovic Ltd. shall pay Executive a lump sum severance equal to one (1) year of the minimum base salary pursuant to Schedule II, Section 1, plus any earned bonus approved by the Board accrued to the time of such voluntary or involuntary termination. Such payment shall be within seventy-four (74) days of Executive’s termination of employment, except that in the case of a termination pursuant to Section 3.5.4, such payment shall be made no later than March 15th of the year following the year in which Executive becomes substantially unable perform his essential duties under this Agreement because of a disability. In addition, upon this Agreement and Executive’s employment being terminated by the Company or Geovic Ltd. pursuant to Section 3.1 (termination without cause) or Section 3.2.8 (disability) or by Executive pursuant to Section 3.5.1, 3.5.2, or 3.5.4, the Company or Geovic Ltd., Executive shall immediately become one hundred percent (100%) vested with respect to any options to purchase the Company’s capital stock that he then holds and/or any restrictions with respect to restricted shares of the Company’s capital stock that he then holds shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority, subject to applicable terms of the Company’s Second Amended and Restated Stock Option Plan or the 2010 Stock Award Plan or any other incentive plan(s) in effect from time to time,.

4.2              Upon this Agreement and Executive’s employment with the Company or Geovic Ltd. being terminated by the Company or Geovic Ltd. pursuant to Section 3.2.7 (Death of Executive during the Term), any options to purchase the Company’s capital stock that the Executive held at the time of his death shall become one hundred percent (100%) vested and/or any restrictions with respect to any restricted shares of the Company’s capital stock the Executive held at the time of his death shall immediately lapse, subject to any applicable rules or restrictions imposed by any stock exchange or securities regulatory authority or pooling restrictions entered into by the Company. In addition, within seventy-four (74) days of this Agreement and Executive’s employment with the Company or Geovic Ltd. being terminated by the Company or Geovic Ltd. pursuant to Section 3.2.7 (Death of Executive during the Term), Executive’s trustee named in Executive’s last will and testament, if any, and if none, then Executive’s estate, shall be paid an amount equal to the net proceeds received by the Company from life insurance on the life of Executive held by the Company at the time of death in the face amount of the initial base salary under this Agreement.

4.3              Upon any severance for death under Section 4.2, Executive’s survivors or estate will be entitled only to receive an amount or amounts received by the Company under life insurance on Executive’s life held by the Company. If Executive’s salary increases in future years, it is not expected that the amount of life insurance will increase. These Sections 4.1 and 4.2 and other Sections of this Agreement shall comply with all laws, rules and regulations of securities commissions and stock exchanges to which the Company may be subject, or with which it must comply. Otherwise, Executive and the Company agree to reasonably modify this Agreement in a manner that meets such requirements.

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5.                  Confidentiality.

5.1              In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Ltd., GeoCam and any other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to Executive and all documents, computer files or other records prepared by Executive which contain or are based on any such information or data, together with all confidential information and data concerning the business of the Group, and information to the Group that is furnished by a third party and deemed confidential and that was furnished by the third party after assurance of confidential treatment.

5.2              Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors or employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3              Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein and as may be required or beneficial in the performance of the Services herein.

5.4              The provisions of Clauses 5.2 and 5.3 shall not apply to Information:

5.4.1        which at the time of disclosure is available to the public generally;

5.4.2        which after disclosure becomes available to the public generally, other than by reason of a breach by Executive of his obligations under this Agreement; or

5.4.3        subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5              The obligations in Clauses 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement, and for such longer term as may reasonably be required to maintain the confidentiality of Information material to the Group’s business.

6.                  Company Property.

6.1              The products and results of the Services shall be the exclusive property of the Company.

6.2              On the expiration or termination of the Term of this Agreement (for whatever reason and howsoever caused), Executive shall promptly deliver to the Company all copies of all Information in the possession or under the control of Executive and all other property belonging to the Company which may be in possession or under his control.

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 7.                  Taxes.

Federal and state taxes will be withheld by the company from Executive’s monthly salary and, if required by law, from other payments made to Executive and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law.

8.                  Evacuation.

The Company and Geovic Ltd. shall make all available efforts to ensure the release, evacuation and/or medical care of Executive and/or members of his family if Executive and/or members of his family are kidnapped, held hostage, require emergency medical evacuation or are caught up in any kind of civil unrest or violence during Executive’s performance of Services to the Company or Geovic Ltd.

9.                  Notices.

9.1              Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this clause.

The details of each Party at the date of this Agreement are:

To the Company: Geovic Mining Corp.

1200 17th St., Suite 980

Denver, CO 80202 USA

Facsimile: 303 476 6456

Attention: President

To the Executive: Michael T. Mason

142 Stratford Avenue

Garden City, NY 11530

9.2              A notice shall take effect from the time it is deemed to be received as follows:

9.2.1        in case of a notice delivered to the addressee in person, upon delivery;

9.2.2        in the case of a notice left at the address of the addressee, upon delivery at that address;

9.2.3        in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

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10.              Governing Law and Venue.

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States, and venue for any action relating to or arising out of this Agreement shall only be proper in the City and County of Denver, Colorado, USA.

11.              No Waiver.

The failure of any Party to insist upon the strict performance of any of the terms, conditions or provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect.

12.              Rights, Obligations and Assignment.

The rights and obligations of the Company and Geovic Ltd. under this Agreement shall inure to the benefit of, and shall be binding upon, their respective successors and assigns.

13.              Severability.

If any of the provisions of this Agreement shall for any reason be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined to such invalid or unenforceable provision.

14.              Captions.

The captions inserted in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, or any provision hereof, nor in any way affect the interpretation of this Agreement.

15.              Entire Agreement.

This Agreement and the Schedules hereto embody the entire understanding between the Parties hereto pertaining to the subject matter hereto and supersede all prior agreements and understandings of the Parties in connection therewith.

16. Section 409A.

It is the intention of the Parties that compensation or benefits payable under this Agreement not be subject to the additional tax and interest imposed pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent such any payments or benefits could become subject to additional tax or interest under Section 409A of the Code, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such additional tax or interest being imposed; provided, however, that the Company shall not be required to make any such amendment that would materially increase the Company’s cost of providing any payment or benefit. Executive shall, at the request of the Company, take any action (or refrain from taking any action) required to comply with any correction procedure promulgated pursuant to Section 409A of the Code.

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Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s “separation from service” (as such term is defined for purposes of Section 409A of the Code) that, absent the application of this Section 16, would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) the first business day following six (6) months after Executive’s separation from service, (ii) Executive’s death, or (iii) such other date that would not subject such payment to additional tax imposed pursuant to Section 409A of the Code. All payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

Each payment or benefit made pursuant to this Agreement shall be deemed to be a separate payment, and a separately identifiable and determinable payment, for purposes of 409A.

For purposes of this Agreement, no termination of Executive’s employment shall have occurred unless such termination is a “separation from service,” as defined in Section 409A of the Code and the Treasury Regulations thereunder. For clarity, upon a termination of Executive’s employment that is not a “separation from service” under Code Section 409A and the Treasury Regulations thereunder, no severance pay and benefits will be paid until Executive incurs a “separation from service” under Section 409A of the Code and the Treasury Regulations thereunder.

IN WITNESS whereof the Parties hereto have executed the Agreement this 29th day of May, 2012 effective as of May 29, 2012.

Signed   /s/   Paul D. Rose

  Paul D. Rose, Chairman of the Compensation Committee

  for and on behalf of

  GEOVIC MINING CORP. and Geovic Ltd.

Signed   /s/    Michael T. Mason

  Michael T. Mason

  Executive

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SCHEDULE I

THE SERVICES

Services to be provided by the Executive include:

1.	In accordance with the directives of the Board, provide leadership and develop and guide the strategic objectives of the Company and Geovic Ltd. in connection with the financing of Geovic Ltd. and its Nkamouna Cobalt, Nickel and Manganese Project (“Project”), including any disposition of assets and capital raising and in accordance therewith, shall assume corporate authority and responsibility, including but not limited to establishing priorities and policies; engaging, hiring, managing and directing corporate and administrative employees, consultants and contractors in connection with initiating and advancing financing of Geovic Ltd. and Geovic Cameroon, PLC and sale of products from the Project, to implement programs and activities to significantly enhance the values of all stakeholders, particularly with respect to corporate objectives; and overseeing and assuring that the performance of all such activities are conducted under global corporate governance standards and laws of appropriate jurisdiction.
2.	Schedule and organize communications with the Board, and to assist the President to address and comply with requirements related to compensation, corporate governance and auditing matters and other policies, laws and regulations pertaining to the Company and Geovic Ltd. and compliance thereto.
3.	Initiate, oversee and actively participate in arranging, negotiating and closing debt and public or private equity financings.
4.	Coordinate and actively participate in the production and review of documents and reports required to be filed by the Company with any Securities Exchange or securities regulatory authority, including the U.S. Securities and Exchange Commission.
5.	Assist the Board to plan and direct the Company’s public and investor relations activities and advocate and promote the attributes and value of the Company and its subsidiaries and affiliates to public, financial and technical communities. Present information or respond to government authorities and other parties on an as-needed basis.
6.	Provide any other executive, management, administrative, financial and business service or undertake any other action requested by the Board or otherwise reasonably believed to be in the best interest of the Company, its subsidiaries, business interests and stockholders.
7.	Provide services typically performed by a CEO and Chairman of the Board.

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SCHEDULE II

COMPENSATION

1.	In accordance with Section 2.1 of this Agreement, the Executive shall be paid a salary at an annual rate of US$275,000 per year effective May 29, 2012. The Executive’s performance and compensation package shall be reviewed annually by the Compensation Committee of the Board and the Board.
2.	Executive has received, upon approval by the Compensation Committee of the Board and the Board itself, a grant of options to purchase up to 500,000 Shares in accordance with the Company’s Second Amended and Restated Stock Option Plan. Executive shall be allowed to participate in the Company’s Second Amended and Restated Stock Option Plan or any successor plan and receive annual grants of options in accordance with option compensation arrangements established by the Compensation Committee and the Board of the Company during the Term of this Agreement. In the event that options held by Executive become vested for any of the reasons described in this Section 2 of this Schedule II or in Section 4.1 of the Agreement, all options then held by Executive shall be deemed automatically at that time to be non-qualified options and not Incentive Stock Options under the Second Amended and Restated Stock Option Plan and may be exercised at any time during the original ten (10) year term of the option.
3.	Executive shall be eligible to receive a one-time cash incentive bonus in an amount equal to one and one-half (150%) the base salary rate described in Section 1 of this Schedule in the event that, during the Term of this Agreement, including any extension of the Term approved by the Board, any of the following are approved by the Board:
a.	a transaction by which the Company would be acquired by, or merged into, directly or indirectly, another business or entity, or
b.	a transaction or series of transactions by which a controlling interest in Geovic Cameroon PLC is transferred by its shareholders to a third party, or
c.	Geovic Cameroon PLC enters into final conditional Project Debt Funding Agreements, and the Company directly or indirectly completes arrangements to meet the Company’s obligations to contribute additional equity to Geovic Cameroon PLC in satisfaction of a condition of the Project Debt Funding Agreements, or
d.	the Company transfers more than 50% of its ownership interest in Geovic, Ltd. to a non-affiliated entity, or
e.	GeoCam enters into binding off-take contracts with qualified purchasers under which at least 50% of the products from the Project are to be sold at prices equal or greater than market value of 85% of the metal content for the Project’s mixed sulfide product (“MSP”) and 100% of the fair market value of the manganese carbonate product, and the Company completes one or more equity or debt financings by which it satisfies its obligations to contribute equity to GeoCam as a condition precedent to Project debt financing, or
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f.	the Company’s Board adopts a resolution to the effect that a Change of Control has occurred or is imminent.

Executive is eligible for only one payment under this Section. The amount payable to Executive would be the greater of, but not both, the award determined under this Section 3 or the amount awarded determined in accordance with Section 4(a) below. If the Board puts into place a restricted stock or deferred share plan, Executive shall have the option to receive any portion of such bonus awarded as fully vested common stock.

4.	Executive shall be eligible to receive multiple cash incentive bonuses equal to zero point five zero (0.50) percent of transactions defined as:
a.	the closing value of transaction or transactions received by the Company or the Company’s subsidiaries identified under Section 3 above.
b.	the closing value of transaction or transactions received by the Company or the Company’s subsidiaries related to the sale of equity (either new or existing shares) of the Company’s recognized New Ventures Projects.
5.	Payment of the incentive bonuses determined under Sections 3 and 4 above shall be payable within seventy-four (74) days of the occurrence of the event that initiates a bonus.

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